Exhibit 10.7

Truven Health Analytics

777 E. Eisenhower Parkway

Ann Arbor, MI 48108

www.Truvenhealth.com

August 27, 2012

Revised October 1, 2012

Revised March 13, 2013

Philip Buckingham

Employee # 1500205

Dear Phil:

On behalf of Truven Health Analytics Inc. (the ‘‘Company”), I am pleased to offer you the position of EVP Chief Financial Officer, effective September 4, 2012. Your principle office will be in our Ann Arbor, MI location. It is expected you will spend a majority of your time in one of our principle locations. In addition, barring any significant personal hardship or critical business issue, you will attend in person meetings as and when required by me and/or Veritas Capital Management. You will report directly to me as CEO. The terms of the offer are as follows:

Compensation:	In this exempt role, you will be compensated at a bi-weekly (per pay period) rate of $14,827 (annualized rate of $385,500), less applicable deductions, payable in accordance with the Company’s normal payroll practice and payroll schedule. You will be eligible for a salary review on April 1, 2013, and thereafter on an annual basis.

Annual Incentive Plan:	You will be eligible to continue to participate in the Annual Incentive Plan, subject to all of the provisions of that plan. Your target award will be 65% of your earned base salary.

Equity:	You will be offered .40% of the available pool of 5.25% of Class B shares in the Company. Details of the equity plan will be made available as soon as possible.

Health and Welfare Benefits:

If you currently participate in the Company’s various benefit programs including Medical, Dental, Vision, Life Insurance, Short- and Long-term Disability, you will continue to be eligible in accordance with the terms and conditions of those plans.

Retirement Benefits:

You will be eligible for participation in the Company’s 401(k) Savings Plan in accordance with the terms and conditions of those plans, once those plans have been finalized and made generally available to Company employees.

Mike Boswood President & CEO 777 E. Eisenhower Parkway Ann Arbor, MI 48108	O +1 (734) 913-3000	TRUVENHEALTH.COM

Other Benefits:	You will continue to be eligible for paid time off under the terms of the policy. In addition, you will continue to be eligible for all Company designated holidays. You will continue to receive your current auto allowance.

Severance:	Notwithstanding the severance terms outlined in and with respect to your retention letter dated March, 2012, in the event that your employment is involuntarily terminated by The Company for any reason other than cause, you will be eligible for severance in the form of base salary continuation for 104 weeks as well as continued medical, dental and vision coverage, in accordance with The Company’s practice at the time of your separation. Payment of such severance is contingent upon your execution of The Company’s standard separation agreement which includes, without limitation, waiver and release language as well as “no poach”, “non-compete”, “confidentiality” and other provisions. Severance is not paid in cases of voluntary termination, death, retirement or disability.

Please understand your offer of employment is contingent upon complying with the following:

Truven Health Analytics Code of Business Conduct and Ethics (“Code”)

By accepting this offer, you reaffirm your commitment to comply with Truven Health Analytics Code of Business Conduct and Ethics (“Code”).

Confidential Information and Invention Assignment Agreement

By accepting this offer, you reaffirm your obligations under the Confidential Information and Invention Assignment Agreement.

By accepting this offer, you reaffirm your obligations under the Non-Compete and Non-Solicitation Agreement.

Employee Handbook

Your employment is subject to all the terms and conditions of the Company Employee Handbook, which is located on our internal employee website (currently known as “the Point”).

While I have every expectation that you will continue to have a successful career with us, I must remind you that your employment with the Company is on an “at will” basis, which means that either of us may choose to terminate your employment at any time, with or without cause, with or without notice and without compensation except for time worked and except as outlined in your retention letter from Thomson Reuters dated March 30, 2012 (“Retention Letter”) which remains in full force and effect in accordance with its terms. Accordingly, nothing in this offer letter should be construed as creating a contract of employment, or employment for a specified term. Please note that participation in the Annual Incentive Plan does not guarantee any future participation, which is at the Company’s discretion. Also, except as provided in the Retention Letter, all compensation, benefits and other terms of employment are subject to change from time to time, as the Company determines.

If you find this offer to be acceptable, then please sign this letter below and either scan and email the entire signed offer letter to Andrea Degutis, SVP Human Resources, or fax to (215) 387-4214, which is a confidential e-fax, no later than September 4, 2012.

This letter is intended to constitute an offer of a “comparable position” as defined in your Retention Letter. If you reject this offer, or if you fail to accept it by the Acceptance Date, then, on or before the Acceptance Date, as provided in the Retention Letter, you may elect to agree in writing to continue to work for the Company for up to one year from June 6, 2012, under your commuting arrangement in effect immediately prior thereto. The terms and conditions under which you are entitled to payment of incentives upon acceptance or rejection of this offer are set forth in the Retention Letter.

I believe that you can make a significant contribution to the Company and look forward to working with you as we continue to build this very exciting business. If you have any questions, please contact either Andrea Degutis or me at your convenience.

Sincerely,

/s/ Mike Boswood

Mike Boswood

CEO

Truven Health Analytics

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with The Company, that the employment offered is “at will” as described above, that this offer supersedes any and all prior understandings, offers or agreements, whether oral or written, and that there are no other terms expressed, or implied. The undersigned also understands that no representation, whether oral or written, by any manager, supervisor, or representative of The Company, at anytime, can constitute a contract of employment or employment for any specific duration, other than a document signed by the Human Resources Director.

Accepted:	/s/ Philip Buckingham
Philip Buckingham

Date:	3-13-13

cc: Andrea Degutis

For the file of:

Phil Buckingham

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